Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-4 of our report dated March 3, 2004 on the consolidated financial statements of Inland Resources Inc. as of December 31, 2003 and for the year then ended, which report appears in Newfield Exploration Company’s Amendment No. 1 to Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 12, 2004. We also hereby consent to the reference to us under the heading “Experts” in this registration statement.

/s/ HEIN & ASSOCIATES LLP

Hein & Associates LLP
Denver, Colorado

January 19, 2005